Exhibit 10

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into on January 23, 2006, by and among Brooke Corporation, a Kansas corporation (“Buyer”), and Kansas City Life Insurance Company, a Missouri corporation (“Seller”).

RECITALS

A. Seller owns all of the issued and outstanding shares of capital stock of Generations Bank, a federal stock savings bank headquartered in Kansas City, Missouri (the “Bank”).

B. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the foregoing shares of capital stock of Bank, all upon, and subject to, the terms and conditions of this Agreement.

AGREEMENT

ACCORDINGLY, for and in consideration of the premises and the mutual covenants and agreements herein contained and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF STOCK

Section 1.1 Purchase and Sale of Stock and Assignment of Intellectual Property. Subject to the terms and conditions of this Agreement, at the Closing on the Closing Date (as hereinafter defined in Section 2.1), Buyer agrees to buy from Seller, and Seller agrees to sell to Buyer, eight million (8,000,000) shares of common stock of Bank, such shares representing all of the issued and outstanding shares of capital stock of Bank (the “Shares”). Seller further agrees to (a) assign to Buyer all of Seller’s intellectual property rights of any kind or nature in the name “Generations Bank” and (b) grant to Buyer a nonexclusive license to use the term “Legacy Account” in connection with the Bank. The purchase price for the common stock of Bank and the assignment and license of intellectual property rights shall be a total of $10,100,000 (the “Purchase Price”), payable in cash at the Closing. Notwithstanding any provisions herein to the contrary, the Bank’s Board of Directors may declare and pay a cash dividend prior to the Closing Date, provided that the result of such action does not cause the Bank’s GAAP book equity to be less than $8,200,000 on the Closing Date.

Section 1.2 Payment of Purchase Price. At the Closing, Buyer agrees to deliver to Seller the Purchase Price, and Seller shall deliver to the Buyer the Shares, represented by stock certificates accompanied by stock powers duly endorsed in blank and other items specified in Section 2.2 of this Agreement.

Section 1.3 Earnest Money Deposit. Upon execution of this Agreement, Buyer shall pay to the Seller an earnest money deposit in the amount of $100,000 (the “Earnest Money

Deposit”) which is to be held by Seller for the benefit of Seller in the name of Seller and disbursed at the Seller’s direction. If this Agreement is amended and the term of the Agreement is extended beyond the Expiration Date (as defined in Section 9.3(a) (iv) hereof), an additional $100,000 deposit shall be made by Buyer to Seller as additional Earnest Money Deposit. At Closing, the Earnest Money Deposit(s), together with interest accrued thereon shall be credited against payment of the Purchase Price. If the Buyer fails to close for any reason other than (i) Seller’s failure to satisfy its obligations hereunder, or (ii) the conditions precedent set forth in Sections 7.1 or 7.2(c) are not satisfied on or before the Closing, the Earnest Money Deposit(s) shall become the immediate property of the Seller. If the Seller fails to satisfy its obligations hereunder or the conditions precedent set forth in Section 7.1 or 7.2(c) are not satisfied on or before the Closing, the Earnest Money Deposit(s) shall be promptly refunded to Buyer.

ARTICLE II

THE CLOSING

Section 2.1 The Closing. The closing of the purchase and sale of the common stock owned by Seller as provided hereunder (herein sometimes referred to as the “Closing”) shall take place at the office of Sonnenschein Nath & Rosenthal LLP, located at 4520 Main Street, Suite 1100, Kansas City, Missouri 64111, at 10:00 a.m. within ten (10) calendar days, as mutually agreed by the Buyer and Seller, after the last governmental or regulatory action has been taken (whether in the form of a notice given to the appropriate party or in the form of the lapse of any applicable waiting period without receipt of a notice of disapproval) which is necessary to consummate the transactions contemplated under this Agreement (the “Closing Date”).

Section 2.2 Purchase and Sale. At the Closing, Seller shall deliver to Buyer: (a) the Shares, represented by stock certificates, together with stock powers executed in blank; (b) an Assignment in the form of Exhibit A, hereto assigning to Bank all of Seller’s intellectual property rights, if any, in the names “Generations Bank”, (c) nonexclusive License in the form of Exhibit B hereto granting to Bank the nonexclusive right to use the term “Legacy Account”; (d) a certificate of Seller certifying that all the representations and warranties of Seller are true and accurate as of the Closing Date; and (e) such other documents reasonably requested by Buyer to evidence the sale and purchase and compliance of Seller with the terms of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Seller’s Representations. Except to the extent disclosed on Schedule 3.1 attached hereto and made a part hereof (the “Seller Disclosure Schedule”), Seller makes the following representations and warranties to Buyer, each of which is true and correct on the date hereof, and will be true and correct on the Closing Date except as the terms of this Agreement may otherwise require:

(a) Ownership. Such Seller is the owner, beneficially and of record, of all of the issued and outstanding shares of common stock of Bank.

(b) Power. Such Seller has complete and unrestricted power to enter into this Agreement and all other agreements to be executed and delivered by such Seller hereunder, and to perform its obligations hereunder and thereunder.

(c) Binding Obligation. This Agreement has been, and all other agreements and documents to be executed and delivered by Seller hereunder will be at or prior to the Closing, duly authorized, executed and delivered by such Seller and constitutes the legal, valid and binding obligations of Seller enforceable against Seller in accordance with its terms.

(d) No Violations or Defaults. The execution and delivery of this Agreement and all other agreements to be executed and delivered by Seller hereunder, and the consummation of the transactions contemplated hereby and thereby, by Seller will not violate any provision of, or constitute a default under, Seller’s articles of incorporation or bylaws, Bank’s charter or bylaws, any law, regulation, order or judgment or any contract or other agreement to which Seller is a party or by which any of them is bound or result in the creation or imposition of any lien, claim, charge or encumbrance of any nature whatsoever upon the outstanding capital stock of Bank.

(e) No Consent or Approval. Neither the execution and delivery by Seller of this Agreement, nor the consummation of the transactions contemplated by this Agreement, requires the consent, authorization or approval of, or the giving of notice by Seller to, or the registration by Seller with, or the taking of any other action by Seller in respect of, any federal, state or local governmental authority or any third party, except as contemplated by Article VI of this Agreement.

(f) Title to Shares. Upon delivery to Buyer of the certificates representing the Shares and the related signed stock powers sold by the Seller pursuant to this Agreement and for the consideration provided herein, Buyer will be vested with full right and title, free of all liens, claims, charges and encumbrances of others of every character, to the Shares, subject to no restrictions as to transferability, assignment or hypothecation.

(g) Corporate Matters and Capital Stock. Except as set forth in the Seller’s Disclosure Schedule, (1) Bank is duly organized, validly existing and in good standing under the laws of the United States of America; (2) Bank owns no direct, or indirect equity interest in any entity; (3) Seller owns the Shares free of all liens, claims, charges and encumbrances of every character; (4) Bank has the requisite corporate power and authority to own its properties and to carry on its business as and where such are now conducted; (5) the authorized capital stock of the Bank consists solely of eight million (8,000,000) shares of common stock, par value $1.00 per share, which are represented as the Shares and held of record and beneficially by Seller, and there are no shares held as treasury stock; (6) the Shares have been legally and validly authorized and issued, in accordance with applicable laws and the preemptive rights of its shareholders, if any, and are fully paid and nonassessable; (7) there are no outstanding or authorized options, subscriptions, agreements, warrants, contracts, calls, commitments, demands or rights of any character, including without limitation securities convertible into or evidencing the right to purchase or receive any capital stock of the Bank, whereby Bank could be required to issue or sell additional capital stock to any person; (8) there are no restrictions on the transfer of the Shares or of any of shares of capital stock of Bank contained in the articles of incorporation, bylaws or other governing document of the Seller or in any contract to which the Bank or the Seller is a party; (9) Seller has not given any proxies or any other assignment of the right to vote with respect to the Shares; (10) Seller is not a party to any shareholder agreement, voting agreement or voting trust with respect to the Shares or any shares of capital stock of Bank; and (11) delivered herewith as part of the Seller Disclosure Schedule are complete, true and correct copies of Bank’s Federal Stock Savings Bank Charter and Bylaws, respectively, as amended to date.

(h) Financial. Except as set forth in the Seller’s Disclosure Schedule, (1) The statements of condition of Bank dated December 31, 2004 and December 31, 2005 (the “Statement of Condition Date”), and the related statements of profit and loss for the 12-month periods then ended, respectively (together with related notes, if any), attached to the Seller Disclosure Schedule accurately reflect the financial condition of Bank as of their respective dates and the results of their operations for the respective periods shown, all prepared in accordance with generally accepted accounting principles on a basis consistent with that of prior periods. (2) There has not been, after the Statement of Condition Date: (i) any increase in the compensation payable or to become payable to any employee or agent of Bank, other than the normal annual increases and such other compensation as has been or may be approved by the Bank’s Executive Committee or Board of Directors made for employees of the Bank or any bonuses to be paid or promised to employees to be paid at any time after Closing except as set forth on the Seller Disclosure Schedule; (ii) any mortgage, pledge or subjection to lien, charge or encumbrance of any kind of (or on) any of the assets of Bank or Bank, except for liens of taxes not yet payable and other pledges, liens or encumbrances in the ordinary course of business; (iii) the establishment of any new, or any increase in the formula for, or any payment of contributions to or benefits under any existing retirement, pension, profit sharing, stock bonus, savings or thrift plan, or any similar plan of deferred compensation of Bank, whether funded or unfunded and whether qualified (within the meaning of the Internal Revenue Code) or unqualified; (iv) any action seeking any cancellation of, or decrease in the insured limit under, or increase in the deductible amount or the insured’s retention (whether pursuant to coinsurance or otherwise) under, any policy of insurance maintained directly or indirectly by Bank on its business or any of its assets; (v) any purchase of or commitment to purchase by Bank, whether for cash or secured or unsecured obligations (including finance leases), any fixed asset for a purchase price in excess of $25,000, or any sale or transfer of any asset, other than in the ordinary course of business; (vi) any amendment or termination, other than the Jack Henry and Associates, Inc. service contract and others in the ordinary course of business of any material lease, contract, license, agreement, other commitment, involving the payment of more than $10,000 in any calendar year, or any material, power of attorney arrangement or plan of Bank; provided, however, that the amendment or termination of any contract involving the payment of $10,000 or more in any calendar year is disclosed on the Seller Disclosure Schedule; (vii) any default under any lease (including any finance lease) pursuant to which Bank enjoys the use or occupancy of any real or personal property or fixture, or any event which, with notice or lapse of time or both, would be such a default or would cause any acceleration of any obligation of Bank; (viii) other than in the ordinary course of business, any forgiveness or cancellation by Bank of any debt owing to it or any claim by it, or any waiver by it of any of its rights; (ix) any damage or destruction of, or loss (whether or not covered by insurance) by Bank to or of any of its property that adversely affects the condition (financial or otherwise) of it, or its business, operations or prospects; (x) any event or condition of any character (other than changes in legal, economic or other conditions which are not specially or uniquely applicable to any of them) which in Bank’s reasonable judgment has adversely affected its assets or business, or might reasonably be expected so to affect its assets or business thereafter; (xi) any issuance or sale by Bank of any shares of its capital stock of any class or any options, warrants, conversions or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares, or any other change in the outstanding stock of Bank; (xii) the incurring by Bank of any indebtedness for borrowed money or its issuance or sale of any debt securities, other than in the ordinary course of business; (xiii) except as set forth on the Seller Disclosure Schedule, any incurrence of intracompany or intercompany debt with Seller or any other affiliate of Seller or (xiv) other action taken by Bank, or which the Bank has failed to take, which has resulted in the Bank conducting its business other than in the ordinary and normal course.

(i) Undisclosed Liabilities. Bank has no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, except those (1) as set forth in the statements of condition dated the Statement of Condition Date and which have not heretofore been paid or discharged, and (2) incurred in or as a result of the normal and ordinary course of business since the Statement of Condition Date, all of which have been consistent with past practices and none of which is materially adverse.

(j) Taxes. (1) Bank, on a consolidated basis with Seller, has filed with the appropriate governmental agencies all required tax or information returns and all required tax reports based on income, copies of which are on file with Bank; (2) such returns have been examined and settled, or where they have not been examined and settled no waivers of statutes of limitations have been given; and (3) there are no audits or notice of audits pending with respect to any such returns; (4) the Bank is not a party to any tax sharing agreements with respect to any past, present or future tax liability of Bank or Seller; (5) all such returns and reports as are based on income have been prepared on the same basis as those of previous years, and all income, profits, franchise, sales, use, occupation, property, excise or other taxes whether or not due have been fully paid or adequately reserved for, and (6) any and all taxes which are due and payable on or before the Closing Date have been paid in full or will be so paid on or prior to the Closing Date.

(k) Title to Property. (1) Bank owns no real property, including real property foreclosed upon by Bank other than fixtures, if any owned by the Bank located in the lease premises; (2) has good and marketable title to Bank’s assets free and clear of all mortgages, liens, pledges, charges, claims, leases, restrictions or encumbrances of any nature whatsoever, and subject to no restrictions with respect to transferability, except (i) as reflected on the statement of condition dated the most recent Statement of Condition Date and (ii) for the lien of taxes not yet payable; (3) All currently used property and assets of Bank or in which it has an interest or which it has in its possession conform to all applicable laws, including, without limitation, building and zoning laws.

(l) Leases, Contracts and Commitments. (1) There are no confidentiality agreements executed by Seller or Bank or their representatives which will be binding upon the Bank following the Closing. (2) Attached to the Seller Disclosure Schedule is a list, accurate and complete as of the date hereof, of the following: (i) all leases, contracts, licenses, agreements or other commitments of Bank as obligor involving a liability or obligation in excess of $25,000 annually, other than deposit obligations, obligations under certificates of deposit, letters of credit, items in the process of collection and commitments to loan or discount; (ii) all contracts and engagement letters of Bank with or for the benefit of directors, officers, employees, agents, consultants, advisors or shareholders, or with persons who formerly held any such position, including any collective bargaining agreements, that are not cancelable on notice of not longer than thirty (30) days and without liability, penalty or premium; (iii) all non-competition and non-solicitation agreements to which Bank and/or any of its present or former directors, officers, employees, consultants or agents in their capacities as representatives of Bank are a party; (iv) all guarantees of Bank’s obligations by Seller or by any other entity; (v) the names and job descriptions of all persons employed by Bank; (vi) any vacant positions being recruited and related job descriptions and the names and job titles of any persons hired by Bank but not yet employed; (vii) all codes of ethics and conduct, other employee policies and employment handbooks or similar documentation; (viii) all employee benefit plans in effect; and (ix) all powers of attorney granted to any person, firm or corporation for any purpose whatsoever. (3) Each of the items listed on the Seller Disclosure Schedule pursuant to Section 3.1(l)(2)(i) or (ii), above, is in full force and effect and constitutes the legal, valid and binding obligations of all of the parties thereto, and the Bank is not in default and has not received or given any notice of default, and no other party is in default with respect thereto.

(m) Insurance. Attached to the Seller Disclosure Schedule is a list of all insurance policies as of the date hereof reflecting with respect to each the kind, type and amount of coverage, expiration or renewal date, last-paid premium and identity of any other named insured, all of which are in full force and effect, and all of which have had the premiums therefor paid to the extent due.

(n) No Breach of Statute or Contract. To the best of Seller’s knowledge, the execution and delivery of this Agreement and all other agreements, instruments and documents contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or violate or constitute a breach or violation of any of the terms and provisions of, or constitute a default under, any indenture, mortgage, lien, deed of trust, note agreement, lease, instrument or other agreement or restriction to which Bank is a party or by which it is bound, Bank’s Federal Stock Savings Bank Charter or Bylaws, or to Seller’s knowledge any statute, order, rule, judgment, decree or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Bank, or result in the creation or imposition of any lien, claim, charge or encumbrance of any nature whatsoever upon, or give to others any interest or rights in, any of the properties, assets or capital stock of Bank.

(o) No Litigation or Adverse Events. (1) There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body involving Bank, except the completion of a compliance examination by the Office of Thrift Supervision. (2) To Seller’s knowledge, there is no claim, suit, action, or legal, administrative, arbitration, other proceeding or governmental investigation or to Seller’s knowledge reasonable basis therefor, or any change in the zoning or building ordinances affecting the intellectual property rights in any of the Bank’s, including, without limitation, intellectual property, trade names, domain names and websites, real property or leasehold interests of Bank, pending against Bank which could result, aggregating all such matters, in a Material Adverse Change (as hereinafter defined in Section 3.3) in the financial condition, shareholders’ investment or results of operations of Bank or the conduct of the business thereof or the ability of Seller to consummate the transactions contemplated by this Agreement, and to the Seller’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or others. (3) To Seller’s knowledge, there is no dispute of any kind with any person under any contract or agreement with any Seller or with Bank which could result, aggregating all such disputes, in a Material Adverse Change in the Bank, its business or operations or the consummation of the transactions contemplated by this Agreement.

(p) Compliance with Law. Seller is not aware of being, and the consummation of the transactions contemplated hereby will neither cause Seller nor the Bank to be, in violation of any law, ordinance or regulation, local, state or federal, pertaining to the operation or conduct of its business, which will, aggregating all such violations, have a Material Adverse Effect on its operation, its financial condition or the consummation of the transactions contemplated by this Agreement. Each employee benefit plan of the Bank is in compliance with the Employee Retirement Income Security Act of 1974 (“ERISA”), and neither

Seller nor the Bank has received notice to the contrary from the Internal Revenue Service, Pension Benefit Guaranty Corporation or any other governmental agency.

(q) Books and Financial Records. (1) The financial records and books of Bank, including the Asset and Liability Committee (“ALCO”) records, have been and are maintained in accordance with sound business practices and applicable regulations and accurately reflect the assets and liabilities of Bank, respectively, in all material respects. (2) The minute books of Bank are complete, and correctly reflect in all material respects all corporate actions taken by the Board of Directors of Bank and all committees thereof and by Seller

(r) Loans, Discounts, or Commitments to Loan or Discount. Bank has no outstanding loans, discounts or commitments to loan or discount which have not or will not be made for good and valuable consideration in the ordinary course of Bank’s business and the notes or other evidences of indebtedness evidencing any loans or discounts are true and genuine and are what they purport to be.

(s) Hazardous Waste. No hazardous, toxic or polluting substances have been released, discharged or disposed of on any real estate owned by the Bank, including real estate acquired by foreclosure or deed in lieu of foreclosure, in violation of applicable law, and the Bank has not received from any governmental authority or third party any request for information, notice of claim, demand letter or other notification that it is or may be responsible or potentially responsible with respect to any investigation or clean-up of hazardous substance releases at any site. As of the date hereof, the real property and the use thereof is in compliance with all applicable laws, statutes, ordinances, rules and regulations of any governmental or quasi-governmental authority, specifically including, without limitation, any environmental protection or toxic waste or hazardous substance handling, treatment, storage or disposal laws, statutes, ordinances, rules and regulations.

(t) Licenses and Approvals. All licenses, permits, franchises and other governmental or quasi-governmental authorizations and approvals required or necessary for Bank to carry on its business have been obtained and are in full force and effect.

(u) Good Condition and Repair. All of the equipment, furniture and fixtures of Bank are in good operating condition and repair and of an appropriate character for use in the operation of its business in the ordinary course.

(v) ERISA. Included in the Seller Disclosure Schedule is a true and complete list of all “employee benefit plans” (as defined in section 3(3) of ERISA) and other profit-sharing, deferred compensation, bonus, stock option, stock purchase and employee benefit plans and arrangements maintained or contributed to by Bank or by Seller on behalf of Bank (the “Benefit Plans”). Within thirty (30) days of the date hereof, Seller will deliver or cause to be delivered to Buyer all written agreements and terms of all other employee benefits, including without limitation, paid time off, employee discounts, business expense reimbursement, tuition reimbursement and employee loans and any similar arrangements (“Other Benefits”). Concurrently herewith, Seller has delivered or caused to be delivered to Buyer true and complete copies of each Benefit Plan and any related funding agreements, including all amendments, supplements, and modifications thereto, all of which are legally valid and binding and in full force and effect, and there are no defaults thereunder. Concurrently herewith, Seller has also delivered or caused to be delivered to Buyer a true and complete copy of the most recent annual report and actuarial report for each Benefit Plan, if any, and the Internal Revenue Service determination letter, if any, for each Benefit Plan and each amendment thereto. All contributions required to be made to each Benefit Plan under the terms of that Benefit Plan, ERISA, or other applicable law (including foreign law) have been timely made. The Bank has no Benefit Plan that is subject to title I, subtitle B, part 3 of ERISA. Each Benefit Plan complies currently, and has complied in the past, in form and operation, with the applicable provisions of ERISA, the Internal Revenue Code (the “Code”), and other applicable law (including foreign law). No excise tax is due or owing from Bank or Seller with respect to any “prohibited transaction” (as defined in section 4975(c) (1) of the Code) relating to any of the Benefit Plans. No amount is due or owing from Bank or Seller to the Pension Benefit Guaranty Corporation under title IV of ERISA for any reason, or to any “multi-employer plan” (as defined in section 3(37) of ERISA) on account of any withdrawal therefrom. Since September 2, 1974, neither Seller nor Bank has terminated any employee benefit plan subject to title IV of ERISA for which a Notice of Sufficiency has not been issued by the Pension Benefit Guaranty Corporation. All Other Benefits comply with all applicable laws and regulations.

(w) Full Disclosure. No representation or warranty of the Seller contains any untrue statement of a material fact or omits to state a material fact necessary in order to (i) make the statements contained herein not misleading or (ii) provide a prospective purchaser of the common stock as contemplated hereunder with all material information as to the properties and business of the Bank.

(x) Employment Matters. A true, complete and accurate list of the employees of the Bank and all consultants engaged by the Bank is provided in the Seller Disclosure Schedule. Seller is not aware of any material controversies pending or threatened litigation, workers compensation claims, claims for unemployment benefits, or employment-related investigations or charges between or involving Bank and/or any of its employees or former employees or independent contractors. For the purposes of this paragraph, a pending controversy or threatened litigation shall be deemed material if it may result in liability or an obligation by Bank or Buyer in excess of $25,000.

(y) Legacy Accounts. The Legacy Accounts as described in the Seller Disclosure Schedule held by the Bank are maintained in accordance with the terms set forth on the Seller Disclosure Schedule and comply with all applicable insurance industry laws and regulations.

(z) Intellectual Property. The intellectual property rights in the names “Generations Bank” and “Legacy Account” or any derivation of such names, and any logos, service marks or trademarks, advertising materials, domain names, websites or slogans or any similar items used by the Bank in connection with its business, whether or not such is or was copyrighted or registered, are free of any lien, claim, charge or encumbrance of any nature whatsoever by any person or entity, other than Seller and the Bank.

(aa) No Broker. Seller has not employed any broker, finder or other investment advisor or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

Section 3.2 Buyer’s Representations. Except to the extent disclosed on Schedule 3.2 attached hereto and made a part hereof (the “Buyer Disclosure Schedule”), Buyer makes the following representations and warranties to Seller, each of which is true and correct on the date hereof, and will be true and correct on the Closing Date except as the terms of this Agreement may otherwise require:

(a) Power. Such Buyer has complete and unrestricted power to enter into this Agreement and all other agreements to be executed and delivered by such Buyer hereunder, and to perform its obligations hereunder and thereunder.

(b) Binding Obligation. This Agreement has been, and all other agreements and documents to be executed and delivered by Buyer hereunder will be at or prior to the Closing, duly authorized, executed and delivered by such Buyer and constitutes the legal, valid and binding obligations of such Buyer enforceable against Buyer in accordance with its terms.

(c) No Violations or Defaults. The execution and delivery of this Agreement and all other agreements to be executed and delivered by Buyer hereunder, and the consummation of the transactions contemplated hereby and thereby, by Buyer will not violate any provision of, or constitute a default under, any law, regulation, order or judgment or any contract or other agreement to which Buyer is a party or by which it is bound.

(d) No Consent or Approval. Neither the execution and delivery by Buyer of this Agreement, nor the consummation of the transactions contemplated by this Agreement, requires the consent or approval of, or the giving of notice by Buyer to, or the registration by Buyer with, or the taking of any other action by Buyer in respect of, any federal, state or local governmental authority or any third party except as contemplated in Article VI of this Agreement.

(e) No Breach of Statute or Contract. To the best of Buyer’s knowledge, the execution and delivery of this Agreement and all other agreements, instruments and documents contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or violate or constitute a breach or violation of any of the terms and provisions of, or constitute a default under, any statute, indenture, mortgage, lien, deed of trust, note agreement, lease, instrument or other agreement or restriction to which Buyer is a party or by which it is bound, Buyer’s Charter or Bylaws, or any order, rule, judgment, decree or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Buyer.

(f) No Litigation or Adverse Events. (1) There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body involving Buyer or its Executive Officers or Directors that materially affects the ability of Buyer to consummate the transactions contemplated by this Agreement. (2) To the Buyer’s knowledge, there is no claim, suit, action, or legal, administrative, arbitration, other proceeding or governmental investigation or to the Buyer’s knowledge reasonable basis therefor, pending against Buyer or its Executive Officers or Directors which could result in a Material Adverse Change in the financial condition or the conduct of the business thereof that materially affects the ability of Buyer to consummate the transactions contemplated by this Agreement, and to the Buyer’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or others. (3) To the Buyer’s knowledge, there is no dispute of any kind with any person under any contract or agreement with Buyer which could result in a Materially Adverse Change in the Buyer, its business or operations that materially affects the ability of Buyer to consummate the transactions contemplated by this Agreement.

(g) Compliance with Law. Buyer is not aware of being, and the consummation of the transactions contemplated hereby will neither cause Buyer to be, in violation of any law, ordinance or regulation, local, state or federal, pertaining to the operation or conduct of its business, which will have a Material Adverse Effect on the Buyer, its operations, its financial condition or the consummation of the transactions contemplated by this Agreement.

(h) Full Disclosure. No representation or warranty of the Buyer contains any untrue statement of a material fact or omits to state a material fact necessary in order to (i) make the statements contained herein not misleading or (ii) provide a prospective Seller of the common stock as contemplated hereunder with all material information as to the properties and business of the Buyer.

(i) Employment and Benefit Matters. Buyer shall not discuss with, or disclose to, any Bank employee, changes to employment and benefit plans for employees of the Bank prior to Closing unless approved in writing by the Seller.

Section 3.3 Definition of Material Adverse.

The terms “Material Adverse Effect” or “Material Adverse Change” when used in this Agreement means any effect or change involving a loss, charge or change in value of more than $500,000 with respect to Bank taken as a whole, or to the ability of any party to consummate timely the transactions contemplated hereby; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change except to the extent that GAAP equity is reduced to less than $8.2 million: (a) any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions, including such conditions related to the business of the Buyer, the Seller or the Bank, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in the United States generally accepted accounting principles, (5) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity applicable to federal stock savings banks generally (but not including any such changes directed specifically to Bank), (6) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby or (7) changes in the asset mix or makeup of Buyer’s, Seller’s or Bank’s financial statement that does not result in the GAAP Equity of Bank being reduced to less than $8.2 million; (b) any existing event, occurrence, or circumstance with respect to which Buyer or the Seller has acknowledged in writing as of the date hereof, (c) any adverse change, event, development, or effect relating to the Bank for which the Seller provides a complete written indemnity to the Buyer for such loss including expenses incurred, provided that this subsection (c) shall not apply to any adverse change, event, development or effect involving (i) a court order or any proceeding, investigation, action or order pending or threatened by any governmental agency that prohibits or restrains this Agreement, the consummation of the transactions contemplated hereby, or the continued operation of the Bank in substantially the manner in which it is currently operated, or (ii) an illegal or dishonest act by a director or officer of the Bank that results in harm to the Bank in an amount of $500,000 or more, and (d) any adverse change in or effect on the business of Buyer, Seller or Bank that is cured by such party before the earlier of (1) the Closing Date and (2) the date on which this Agreement is terminated pursuant to Section 9.2 hereof.

ARTICLE IV

CONDUCT OF BUSINESS PRIOR TO CLOSING

Section 4.1 Full Access. After the date hereof Seller shall use its best efforts to cause Buyer and its authorized representatives to have full access, to all properties, books, records, contracts and documents, including but not limited to loan files, tax returns and other financial records of Bank, and Seller shall furnish or cause to be furnished to Buyer and its authorized representatives all information with respect to the affairs of Bank as Buyer and its authorized representatives may reasonably request. Buyer and its authorized representatives shall have reasonable on-site access to Bank upon prior notice to Seller and subject to reasonable limitations. Buyer or its authorized representatives shall receive notice of and the agenda for Board meetings and, upon review and approval by the Seller and the Bank’s Board, Seller shall provide copies of all minutes of Board meetings, Executive Board meetings, Board Committee meetings and ALCO committee meetings to Buyer. In the event the transactions contemplated under this Agreement are not consummated as contemplated hereunder, all information obtained by Buyer or its authorized representatives solely pursuant to this Section 4.1 shall be kept confidential by Buyer and its representatives, and all papers, financial statements and other documents delivered to Buyer or its representatives by Seller or its representatives pursuant to this Section 4.1, or copies obtained by Buyer or its representatives pursuant to this Section 4.1, shall be returned to Seller promptly upon its request for the same.

Section 4.2 Carry on in Regular Course. Seller represents and agrees that pending the Closing Date, unless the written consent of Buyer or its authorized representative to a specific deviation shall be first obtained, Seller will use its best efforts to cause Bank to:

(a) Carry on its business diligently and substantially in the same manner as heretofore conducted and not change its methods of management, accounting or operation;

(b) Promptly take all action in order to comply with the requirements imposed on the Bank by the Office of Thrift Supervision or other applicable regulator and agreed to by the Bank’s Board of Directors;

(c) Not enter into any lease, contract or commitment for a term of longer than three (3) years or engage in any other transaction except in the usual and ordinary course of business and consistent with past practices; provided, however, that Bank may enter into a new contract with Jack Henry Associates, Inc. for a period not to exceed five (5) years with prior consultation with Buyer and upon terms reasonably acceptable to Buyer;

(d) Not sell or dispose of any of the assets appearing on the Bank’s balance sheet at the Statement of Condition Date or thereafter acquired, or enter into any contract or commitment to do such, other than in the ordinary course of business;

(e) Not make any capital or other expenditure other than in the ordinary course of business;

(f) Not amend its Federal Stock Savings Bank Charter or Bylaws or make any change in authorized or issued capital stock;

(g) Keep in force and renew with substantially the same kind, type and amount of coverage all insurance policies presently in effect;

(h) Use, operate, maintain and repair all tangible property in a careful and efficient manner;

(i) Use its best efforts (without making any commitments on behalf of Buyer) to preserve its business organizations intact, to keep available its present employees and to preserve its present relationships with its customers, consultants and others having business relations with it;

(j) Duly comply with all applicable laws, local, state or Federal, pertaining to the operation of its business;

(k) Not do any act or omit to do any act which will cause or permit a breach by it of any material contract, commitment or obligation;

(l) Not enter into an agreement or discussions or solicit any entity, other than Buyer, to enter into an agreement or discussions regarding the sale of any capital stock or assets of the Bank;

(m) Maintain Bank’s GAAP book equity at all times at an amount not less than $8,200,000; and

(n) Deliver promptly to Buyer all month-end financial statements of condition and quarterly and year-end statements of condition following their review and approval by the Seller’s Chief Financial Officer.

Section 4.3 Legacy Accounts. Seller and Bank agree to continue the “Legacy Account” relationship between the Bank and Seller through Closing consistent with prior practices. Buyer agrees to service and maintain all Legacy Account deposits that are held by the Bank at Closing in accordance with all applicable insurance industry regulations. Included in the Seller Disclosure Schedule is a true and complete description of the account terms and conditions applicable to the Legacy Account.

ARTICLE V

COVENANTS OF SELLER AND BUYER

Section 5.1 Further Assurances of Seller. Seller agrees as follows:

(a) Seller will (i) cooperate with Buyer in obtaining any consents or approvals by any third party or government authority or agency required or deemed desirable by Buyer in connection with the consummation of the transactions contemplated by this Agreement, (ii) act in good faith and use commercially reasonable efforts to fulfill or cause to be fulfilled each of the conditions precedent to Buyer’s obligations set forth in Section 7.1 hereof on or prior to the Closing Date and (iii) perform each of the acts and things required to be performed by them hereunder at or prior to the Closing; and

(b) Seller shall execute and deliver or cause to be executed and delivered such further instruments and take such other action as Buyer may reasonably require to more effectively carry out the transfer of the common stock owned by Seller and the consummation of the matters contemplated by this Agreement.

Section 5.2 Further Assurances of Buyer. Buyer agrees as follows:

(a) Buyer will (i) cooperate with Seller in obtaining any consents or approvals by any third party or government authority or agency required or deemed desirable by Seller in connection with the consummation of the transactions contemplated by this Agreement, (ii) act in good faith and use commercially reasonable efforts to fulfill or cause to be fulfilled each of the conditions precedent to Seller’s obligations set forth in Section 7.2 hereof on or prior to the Closing Date and (iii) perform each of the acts and things required to be performed by them hereunder at or prior to the Closing; and

(b) Buyer shall execute and deliver or cause to be executed and delivered such further instruments and take such other action as Seller may reasonably require to more effectively carry out the transfer of the common stock to Buyer and the consummation of the matters contemplated by this Agreement.

Section 5.3 Hiring of Chief Executive Officer. Within 90 calendar days of the execution of this Agreement and thirty (30) calendar days of the filing of its application with the Office of Thrift Supervision, Buyer shall identify and hire, subject to consultation with Seller, a prospective Chief Executive Officer for the Bank who shall, prior to Closing, act for the Buyer in connection with the regulatory applications contemplated in Article VI hereof and effective as of Closing become the Chief Executive Officer of the Bank.

Section 5.4 Tax Election. The parties agree to discuss making an election pursuant to Section 338(h)(10) of the Internal Revenue Code (and any comparable election under any applicable state, local or foreign law) with respect to Bank, and upon mutual agreement, will take all action appropriate to implement such election prior to closing or within eight and a half months after Closing, including preparing such documents as are reasonably necessary to effectuate such election(s). If the parties agree to make such election, Seller shall deliver to Buyer a properly executed Form 8023, Elections Under Section 338 for Corporations Making Qualified Stock Purchases, with respect to Bank.

ARTICLE VI

REGULATORY ACTION

Section 6.1 Holding Company Application. Buyer agrees to cause to be filed with the Office of Thrift Supervision an appropriate application for approval of action causing it or its wholly-owned subsidiary to become a savings and loan holding company as required by the rules and regulations of the Office of Thrift Supervision and the Bank Holding Company Act of 1956 within sixty (60) calendar days after the execution of this Agreement. Buyer agrees to act in good faith and use commercially reasonable efforts to cause the Office of Thrift Supervision to approve such application. Seller agrees to cooperate in the preparation and filing of the portion, if any, of such application which relates to the Seller of the Bank in a timely manner.

Section 6.2 Government Approvals. To the extent required by applicable law or regulation, Buyer and Seller shall cause to be filed with all governmental authorities, including without limitation the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and any state regulatory authority, all required filings or applications in connection with the consummation of the purchase of common stock.

ARTICLE VII

CONDITIONS PRECEDENT TO THE PARTIES’ OBLIGATIONS

Section 7.1 Conditions of Buyer’s Obligations. In addition to such other conditions as may be provided for in this Agreement, each and every obligation of Buyer to be performed in connection with this Agreement shall be subject to the satisfaction prior to or on the Closing Date of the following conditions, unless waived in writing by Buyer:

(a) Representations and Warranties True as of the Closing Date. The representations and warranties made by Seller in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date and Buyer shall have received from the Seller certificates to the effect that (i) all such representations and warranties are true and correct as of the Closing Date, and (ii) Seller have caused the Bank to do or not do (as the case may be) those matters specified in Section 4.2 of this Agreement.

(b) Bank’s Book Equity. Bank’s GAAP book equity as of the Closing Date shall not be less than $8.2 million, and all investment assets shall be marked to market based on a valuation received by an independent pricing service or a broker dealer with which Bank does business on a regular basis.

(c) No Material Adverse Change. There shall have been no Material Adverse Change, nor shall such a Material Adverse Change be threatened on the Closing Date, in the business, assets (real, personal or mixed), financial condition or results of operation of the Bank since the Statement of Condition Date.

(d) Compliance with Agreement. Seller shall have performed and complied in all material respects with all of its obligations, covenants and agreements hereunder which are to be performed or complied with by them prior to or on the Closing Date, and Buyer shall have received a certificate from Seller to that effect.

(e) No Litigation or Governmental Action. No proceeding, investigation, action or order shall be pending or threatened by any governmental agency which prohibits or restrains this Agreement or the consummation of the transactions contemplated hereby, nor shall any suit by any party other than a governmental agency to prohibit or restrain this Agreement or the consummation of the transactions contemplated hereby be pending in any court or threatened, unless Seller shall have provided to Buyer a complete indemnity for all losses that may be suffered and expenses incurred as a result of such suit.

(f) Further Agreements and Documents. Seller shall have executed and delivered to Buyer all agreements and documents required to be executed and delivered on the Closing Date.

(g) Bank Directors. Each of the directors of Bank shall tender their respective resignations as a director effective as of the Closing Date, which resignations shall be accepted by the Buyer.

(h) Bank Assets and Records. The financial statements of Bank which have been attached to the Seller Disclosure Schedule, together with any further disclosures contained in such schedules, shall accurately reflect the past results and current financial condition of Bank’s business.

(i) Conduct of Business. Bank shall have conducted its business in accordance with Article IV of this Agreement.

(j) Lease. Buyer and Seller shall have entered into a lease to enable the Bank to continue to operate its main banking facilities where currently located until the Closing Date and thereafter at Bank’s option, until Bank vacates the facility which shall occur no later than three (3) months after the Closing date. The lease shall be on the terms consistent with the current lease.

(k) Benefit Plans. Bank shall have terminated all Benefit Plans and Other Benefits, effective as of Closing.

Section 7.2 Conditions of Seller’s Obligations. In addition to such other conditions as may be provided for in this Agreement, each and every obligation of the Seller to be performed in connection with this Agreement shall be subject to the satisfaction prior to or on the Closing Date of the following conditions, unless waived in writing by Seller:

(a) Representations and Warranties True as of the Closing Date. The representations and warranties made by Buyer in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on the Closing Date, and the Seller shall have received from Buyer a certificate to the effect that all such representations and warranties are true and correct as of the Closing Date.

(b) Compliance with Agreement. Buyer shall have performed and complied in all material respects with all of its obligations and agreements hereunder which are to be performed or complied with by it prior to or on the Closing Date and Seller shall have received a certificate from Buyer to that effect.

(c) No Litigation or Governmental Action. No proceeding, investigation, action or order shall be pending or threatened by any governmental agency which prohibits or restrains this Agreement or the consummation of the transactions contemplated hereby, nor shall any suit by any party other than a governmental agency to prohibit or restrain this Agreement or the consummation of the transactions contemplated hereby be pending in any court or threatened, unless Buyer shall have provided to Seller a complete indemnity for all losses that may be suffered and expenses incurred as a result of such suit.

(d) Further Agreements and Documents. Buyer shall have executed and delivered to Seller all agreements and documents required to be executed and delivered by Buyer on the Closing Date.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Indemnification. Seller and Buyer (“Indemnifying Party”) agree to defend, indemnify and hold harmless the other party (“Indemnitee”) and its officers, directors, employees, agents, representatives, successors and assigns from, against and in respect of any and all loss, liability and expense resulting from:

(a) Any and all loss, diminution in value, damage or deficiency resulting from any misrepresentation or breach of warranty or nonfulfillment of any obligation by Indemnifying Party under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by Indemnifying Party pursuant to this Agreement;

(b) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, losses, costs and expenses (including attorneys’ fees and legal expenses): (i) incident to any of the provisions of Section 8.1(a); (ii) relating to claims by employees, officers or directors of Bank for matters occurring before Closing; or (iii) relating to any failure by Bank to comply with any statute or regulation related to Benefit Plans, Other Benefits, deposit accounts, loans or the Bank Secrecy Act prior to Closing.

Section 8.2 Claims. If any Indemnitee receives notice of any claim or the commencement of any action or proceeding with respect to which the Indemnifying Party is obligated to provide indemnification pursuant to Section 8.1, the Indemnitee shall promptly give the Indemnifying Party notice thereof. Such notice shall be a condition precedent to any liability of the Indemnifying Party under the provisions for indemnification contained in this Agreement and shall describe the claim in reasonable detail and shall indicate the amount (estimated if necessary) of the loss that has been or may be sustained by the Indemnitee. The Indemnifying Party may elect to compromise or defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any such matter involving the asserted liability of the Indemnitee; provided, however, that to the satisfaction of the Indemnitee, the Indemnifying Party shall indemnify and secure the Indemnitee against such contested claims and for the expenses of contesting and defending the claims. If the Indemnifying Party elects to compromise or defend such asserted liability, it shall within 30 days (or sooner, if the nature of the asserted liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, any such asserted liability. If the Indemnifying Party elects not to compromise or defend against the asserted liability, or fails to notify the Indemnitee of its election as herein provided, the Indemnitee may, if acting in accordance with its good faith business judgment, pay, compromise or defend such asserted liability, and such settlement shall be binding on the Indemnifying Party for purposes of this Article VIII. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, the Indemnitee and the Indemnifying Party may each participate, at its own expense, in the defense of such asserted liability. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

Section 8.3 Costs. If any legal action or other proceeding is brought by any party to this Agreement against any other party to this Agreement for the enforcement or interpretation of any of the rights or provisions of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and all other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

Section 8.4 Reimbursement. Subject to the provisions of Section 8.3, the Indemnitee shall be reimbursed on demand for loss, damage, cost or expense suffered by such party at any time after the Closing Date in respect to any liability to which the foregoing indemnity relates.

Section 8.5 Limit on Indemnities. NOTWITHSTANDING ANY OTHER PROVISION HEREOF, THE PARTIES SHALL HAVE NO OBLIGATIONS UNDER THIS AGREEMENT FOR ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL LIABILITY, DAMAGE OR LOSS OF THE INDEMNIFIED PARTY THAT THE INDEMNIFIED PARTY MAY SUFFER, PROVIDED, HOWEVER, THAT THE LIMITATION ON INDEMNIFICATION SHALL NOT PROHIBIT INDEMNIFICATION FOR SUCH DAMAGES TO THE EXTENT THAT SUCH CLAIM IS ORIGINALLY ASSERTED BY A THIRD PARTY.

Section 8.6 Net Loss and De Minimus. No indemnity shall be due hereunder until such time as the actual net loss or damage (i.e., reduced by any recovery from any third party, such as an insurer) suffered by the Indemnitee exceeds a cumulative aggregate amount (as to all indemnifiable claims to the date of determination combined) equal to $50,000.00. After cumulative aggregate losses equal $50,000.00, Buyer shall be entitled to full and complete recovery of all losses incurred over $50,000.00.

Section 8.7 Arbitration. If any Indemnitee makes one or more claims of damage or deficiency, each such claim shall be first submitted to a settlement conference held within thirty days from notice of claim at which the parties will make full disclosure of supportive evidence of claim with full right of access to records and all material documents produced. If the claim is not settled, then the parties shall submit to binding arbitration any disputed question or controversy arising under this Agreement or arising out of or relating to the transactions contemplated by the Agreement. Any such arbitration shall be conducted at Jackson County, Missouri. Either party may initiate the arbitration, by notice in writing to the other party, setting forth the nature of the dispute, the amount involved, if any, and the remedy sought. Any party desiring to initiate arbitration shall serve a written notice of intention to arbitrate to the other party and to the American Arbitration Association office in or closest to Kansas City, Missouri within 180 days after dispute has arisen. A dispute is deemed to have arisen upon receipt of written demand or service of judicial process. Failure to serve a notice of intention to arbitrate within the time specified above shall be deemed a waiver of the notifying party’s right to compel arbitration of such claim. Such notice of intention to arbitrate may be informal and need not comply with Rule 6 of the American Arbitration Association. The issue of waiver pursuant to this paragraph is an arbitrable issue.

The single arbitrator shall be appointed promptly upon written application of the initiating party, and shall be selected by mutual agreement of the parties, and if no agreement, in accordance with the Commercial Arbitration Rules of the Arbitration Association. The arbitrator shall be a member of the American Arbitration Association, and shall be experienced in the banking industry. Depositions may be taken and other discovery obtained in any arbitration under this Agreement. The arbitrator appointed hereunder shall conduct the arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as such rules may be modified for the purpose of the arbitration proceeding by mutual written agreement of the parties to this Agreement.

In the arbitration proceeding subject to these provisions, the arbitrator is specifically empowered to decide (by documents only, or with a hearing, at the arbitrator’s sole discretion) pre-hearing motions which are substantially similar to prehearing motions to dismiss and motions for summary adjudication.

The award of the arbitrator shall be final and binding upon the parties and judgment thereon may be entered in any court having jurisdiction. All statutes of limitations which would otherwise be applicable shall apply to any arbitration proceeding hereunder. The provisions of this section shall survive any termination, amendment, or expiration of the Agreement in which this section is contained, unless all the parties otherwise expressly agree in writing.

The parties acknowledge that this Agreement evidences a transaction involving interstate commerce in that the funds which may be advanced or committed under this Agreement are derived from interstate financial markets. The Federal Arbitration Act shall govern the interpretation, enforcement, and proceedings pursuant to the arbitration clause in this Agreement.

The arbitrator shall award attorneys’ fees and costs to the prevailing party pursuant to the terms of this Agreement. Venue of any arbitration proceeding hereunder will be in Jackson County, Missouri. Except as set forth above concerning awards to the prevailing party, each party shall bear its own expenses in connection with preparation for the presentation of its case at the arbitration proceedings and the fees and expenses of the arbitrators and all other expenses of the arbitration shall be borne equally by the parties to such arbitration.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Assignment. This Agreement and the rights hereunder are not assignable unless such assignment is consented to in writing by all parties hereto; provided however, that Buyer may assign its rights hereunder at the time of Closing, or earlier if required by the Office of Thrift Supervision, to a subsidiary of Buyer provided, however, that no such assignment shall release the Buyer or relieve Buyer from its liability hereunder. This Agreement shall otherwise inure to the benefit of and be binding upon the heirs, personal representatives, successors and assigns of the parties hereto.

Section 9.2 Confidentiality.

(a) General. The parties acknowledge and agree that confidential information (“Confidential Information”) provided to or in connection with a party’s performance under this Agreement shall be considered confidential and proprietary information and, except for information which a party believes must be disclosed pursuant to Securities and Exchange Commission (“SEC”) disclosure obligations, shall not be disclosed by the party receiving the information (the “Receiving Party”) to any third party without the prior written consent of the party providing the Confidential Information (“Disclosing Party”). Confidential Information shall include, without limitation: (i) terms of this Agreement, strategies, and targeting methods; (ii) business objectives, assets and properties; (iii) programming techniques and technical, developmental, cost and processing information; and (iv) internal marketing assessments, strategies, and pricing information. The Receiving Party shall use at least the same degree of care to safeguard and to prevent disclosing to third parties the Confidential Information of the Disclosing Party as it employs to avoid unauthorized disclosure, publication, dissemination, destruction, loss, or alteration of its own Confidential Information (or information of its customers) of a similar nature, but not less than reasonable care. The Receiving Party shall use Confidential Information only for the purpose of satisfying its SEC filing obligations and performing the terms of this Agreement and shall not accumulate in any way or make use of Confidential Information for any other purpose. Only employees, authorized agents, or subcontractors of the Receiving Party who need to know Confidential Information to perform this Agreement will receive Confidential Information and such persons must agree to be bound by the provisions of this Paragraph and maintain the existence of this Agreement and the nature of their obligations hereunder strictly confidential.

(b) Exceptions to General Confidentiality. Unless inconsistent with the provisions of subsection (c) below, the obligations with respect to Confidential Information shall not apply to Confidential Information that: (i) a party or its personnel already know at the time it is disclosed as shown by their written records; (ii) is publicly known without breach of this Agreement; (iii) a party received from a third party authorized to disclose it without restriction; (iv) a party, its agents, or its subcontractors developed independently without use of Confidential Information; or (v) a party is required by law, regulation (other than SEC reporting obligation regulations) or valid court or governmental agency order to disclose, in which case the party receiving such an order must give timely notice to the other parties, allowing them to seek a protective order.

(c) Unauthorized Use and Return of Confidential Information. Any unauthorized use or disclosure of Confidential Information may cause immediate and irreparable harm to the Disclosing Party for which money damages may not constitute an adequate remedy and for which injunctive relief may be warranted in addition to any other remedies the Disclosing Party may have. Upon a party’s reasonable demand, or upon the termination of this Agreement, the parties shall comply with each other’s reasonable instructions regarding the disposition of Confidential Information which may include return of any and all Confidential Information (including any copies or reproductions thereof).

Section 9.3 Termination.

(a) This Agreement may be terminated at any time prior to the Closing Date:

(i) by written agreement of Seller and Buyer;

(ii) by Buyer if Seller shall have materially breached this Agreement and Seller shall not have cured such breach within fifteen (15) calendar days after Buyer shall have given notice to Seller of the existence of such breach;

(iii) by Seller if Buyer shall have materially breached this Agreement and Buyer shall not have cured such breach within fifteen (15) calendar days after Seller shall have given notice to Buyer of the existence of such breach; or

(iv) by Buyer or Seller if the transactions contemplated hereunder have not been consummated prior to one-hundred and eighty days from the date of this agreement (the “Expiration Date”), provided that such date shall be extended for one hundred twenty (120) additional calendar days, upon payment of the additional Earnest Money Deposit described in Section 1.3.

(v) Any right of termination, as hereinabove provided, shall be exercised by written notice thereof given by the party entitled to exercise such right to the other party (ies) hereto.

(vi) Any termination of this Agreement shall not affect the rights and remedies of any party hereto against any other party hereto for the breach by such other party of any provision of this Agreement.

Section 9.4 Law Governing. This Agreement and all rights and obligations of the parties shall be construed and interpreted under and pursuant to the laws of the State of Missouri applicable to agreements made and to be performed entirely within such state, including all matters of enforcement, validity and performance.

Section 9.5 Notices. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if delivered by hand or mailed by certified mail or registered mail, return receipt requested, with postage prepaid or by nationally recognized overnight delivery service:

(a) if to Seller to:	Tracy W. Knapp Kansas City Life Insurance Company 3520 Broadway Kansas City, MO 64111

with copies to:	William Schalekamp, Esq. General Counsel 3520 Broadway Kansas City, MO 64111 and Michael J. Van Dyke, Esq. Sonnenschein Nath & Rosenthal LLP 4520 Main Street Suite 1100 Kansas City, MO 64111

or to such other person and place as the Seller shall direct to Buyer in writing;

(b) if to Buyer, to:	Robert D. Orr Brooke Corporation 10950 Grandview Drive Suite 600 Overland Park, KS 66210

with a copies to:	James H. Ingraham, Esq. General Counsel 10950 Grandview Drive Suite 600 Overland Park, KS 66210 and

Karen L. Garrett, Esq. Bryan Cave LLP 3500 One Kansas City Place 1200 Main Street Kansas City, Missouri 64105

or to such other place or person as Buyer shall direct to Seller in writing.

Section 9.6 Survival of Warranties. All representations and warranties contained herein shall survive the Closing and shall not be deemed modified or waived by any investigation made by the party (ies) entitled to the benefit of such representations and warranties or by their representatives. Any waiver or modification of any warranty or representation shall be effective only if made in writing and signed by the party (ies) entitled to the benefit of such warranty or representation.

Section 9.7 Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained herein.

Section 9.8 Fees and Expenses; Brokers. Except as otherwise provided herein, the parties hereto shall bear their own costs and expenses, including attorneys’ fees, incurred in connection herewith and with the transactions contemplated hereby, whether or not the sale of any of the shares of common stock shall be consummated or this Agreement subsequently shall be terminated. Except for The Capital Corporation, which has been retained exclusively by the Buyer, Seller and Buyer each hereby represent and warrant to the others that it or they have not requested, authorized or employed any person, firm or corporation to act as its or their lender, broker or agent in connection with the subject matter of this Agreement or negotiations leading thereto.

Section 9.9 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and supersedes all prior and contemporaneous agreements and undertakings of the parties pertaining to the subject matter hereof, and the Confidentiality Agreement entered into by the parties dated October 19, 2005 is hereby terminated.

Section 9.10 Waiver and Amendment. Any of the provisions of this Agreement may be waived in writing at any time by the party or parties which is or are entitled to the benefit of such provision. Any of the provisions of this Agreement may be amended at any time by written agreement of all the parties hereto.

Section 9.11 Schedules. All of the exhibits and schedules attached hereto are incorporated herein and made a part of this Agreement by reference thereto.

Section 9.12 Press Releases. Except as may be mutually agreed by Seller and Buyer or as required by law, none of the parties hereto shall issue any press release or publicly release any other information concerning the transactions contemplated hereby except as required by applicable banking laws or regulations to apply for requisite government approval of the transaction contemplated by this Agreement or as required of Buyer or Seller by the regulations promulgated by the Securities and Exchange Commission.

Section 9.13 Separability. If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in full force and effect.

Section 9.14 No Third Party Beneficiaries. This Agreement is entered into solely for the benefit of the parties hereto and no person not a party hereto shall have any rights to object to or recover any damage or loss resulting from any course of conduct by any of the parties or by reason of any amendment hereto or the failure of any party to enforce the obligation of any other party hereto.

Section 9.15 Negotiated Transaction. The provisions of this Agreement were negotiated by the parties hereto and said Agreement shall be deemed to have been drafted by all the parties hereto.

Section 9.16 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed the day and year first above written.

BUYER:

BROOKE CORPORATION

By:	/s/ Robert D. Orr
Name:	Robert D. Orr
Title:	Chairman and Chief Executive Officer

SELLER:

KANSAS CITY LIFE INSURANCE COMPANY

By:	/s/ Tracy W. Knapp
Name:	Tracy W. Knapp
Title:	Senior Vice President, Finance

SELLER DISCLOSURE SCHEDULE

Section 3.1 (d)

1.	Seller discloses to Buyer that the Bank’s contract with Jack Henry and Associates, Inc. has expired and the Bank will be negotiating with Jack Henry and Associates, Inc. and intends to execute a new agreement (up to 5 years in term) prior to the Closing.

2.	Seller has provided to Buyer and Buyer has reviewed and understands all of the following OTS examination reports, which are all of the OTS examination reports received by the Bank since it began business: (a) OTS Federal Regular Examinations dated October 16, 2001, May 19, 2003, and January 31, 2005; and (b) OTS Compliance Examination dated May 21, 2001. Buyer acknowledges and understands that there are issues described in such reports that have not yet been addressed by the Bank.

3.	The Bank is awaiting a final determination from the OTS on a compliance examination that may impact whether the Bank receives a “Needs Improvement” or “Satisfactory” CRA rating. The determination regards the treatment of investments in affordable housing tax credits as a lending related activity for consideration in small institution performance standards.

Section 3.1 (g)(11)

Seller has delivered herewith a copy of the Bank’s Federal Savings Bank Charter and Bylaws and all amendments thereto. Copies of the Bank’s Bylaws and its Federal Stock Savings Bank Charter and its Executive Committee Charter are attached on Exhibit 3.1(g)(11).

Section 3.1(h)

(1)	Seller has attached to this Seller Disclosure Schedule the statements of condition of Bank dated December 31, 2004 and December 31, 2005, and the related statements of profit and loss for the 12-month periods then ended, respectively (together with related notes). Copies of these statements are attached as Exhibits 3.1(h).

(2)	In the normal course of business, the Bank maintains an account at the Federal Home Loan Bank of Des Moines (FHLB) and investment securities are held in custody in this account. The securities are pledged as collateral for borrowings from the FHLB. Such borrowings, if any, are reported on the Bank’s statement of condition.

Section 3.1 (l)

Seller has listed the following in connection with the following subsections of Section 3.1(l)(2):

(i)	Leases, contracts, licenses, agreements or other commitments of Bank involving a liability or obligation in excess of $25,000:

•	Lease agreement with Kansas City Life

•	CommLink Corp. (switch interchange agreement)

•	Jack Henry & Associates, Inc. (Netteller Agreement)

•	Jack Henry & Associates, Inc. (voice response software license)

•	Jack Henry & Associates, Inc. (Bankers Systems, Inc. license and support agreement)

•	Jack Henry & Associates, Inc. (ATM and Debit Card agreement)

•	Jack Henry & Associates, Inc. (check image processing agreement)

•	Jack Henry & Associates, Inc. (Data Processing Agreement)

(v)	Names and job titles of all persons employed by the Bank:

•	Bob Kirk (Vice President, Controller)

•	Michael Laughlin (Vice President, Senior Credit Officer)

•	Bruce Murphy (Assistant Vice President, Personal Banker Supervisor)

•	Deanna Spear (Customer Relations Officer)

•	Cathy Warner (Personal Banker)

•	Shantal Nugent (Personal Banker)

•	Mark Harder (Staff Accountant)

•	Stacy Atherton (Loan Representative)

•	Bonnie Alt (Operations Accountant)

•	Allen Wiley (Teller)

•	Job descriptions for the above employees are attached hereto as Exhibit 3.1(1)(2)(v). Note: Ms. Spears has tendered her resignation effective January 31, 2006.

(viii)	All employee benefit plans in effect:

•	Medical Insurance

•	Dental Insurance

•	Life Insurance

•	Long-term Disability

•	Accidental Death and Dismemberment

•	401(k) plan

•	Paid Vacations

•	Paid Personal Time and Sick Leave

•	Paid Funeral Leave

Copies of all such Plans, to the extent they exist, are attached hereto as Exhibit 3.1(l)(2)(viii).

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Section 3.1(m) Bank’s insurance coverages are listed below.

Coverage Description	2005 Premium	Company
General Liability	$50	Fidelity and Deposit Companies
Umbrella	0	Firemans Fund
Property	276	Fidelity and Deposit Companies
Mortgage Impairment	313	Fidelity and Deposit Companies
EPL	1,356	Federal Ins. Co.
Professional Services	4,067	Federal Ins. Co.
Fiduciary Liability	0	Travelers
D&O	0	Hartford
Worker’s Comp	1,491	Liberty Mutual
Bond	4,542	Chubb

Total	$12,095

(Added to the Kansas City Life existing policy as a subsidiary at no additional premium.)

Section 3.1(v)

All “employee benefit plans” are listed above under Section 3.1(l)(1)(viii). In addition, the employees may receive a bonus in the first quarter of 2006, as previously approved by the Bank’s executive committee. Employees are also eligible for vacation and personal absences for such matters as illness and bereavement, but formal, documented plans do not exist for these benefits.

Section 3.1 (x)

A true, complete and accurate list of employees of the Bank is provided above in 3.1(l)1(viii). In addition, the following consultants are engaged by the Bank and are paid more than $5,000 per year for their services:

Janet McKinnon (consultant for administrative and operational assistance). UMB Consulting Services, Inc. and Bruce R. Vance (loan reviews)

Section 3.1 (y)

Seller has included as Exhibit 3.1(y) to this Seller Disclosure Schedule a brochure on the “Generations Legacy Account” which contains a true and complete description of the account terms and conditions applicable to the Legacy Account.

Section 4.3

Seller has included as Exhibit 4.3 to the Seller Disclosure Schedule a brochure on the “Generations Bank Account” which contains a true and complete description of the account terms and conditions applicable to the Legacy Account.

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Section 7.1(j)

Buyer and Seller shall enter into a lease in the form of Exhibit C to enable the Bank to continue to operate its main banking facilities where currently located. The lease shall be on the terms and in the form as set forth in the Seller’s Disclosure. A copy of the proposed lease document is attached hereto as Exhibit C.

Section 7.1(h)

Seller has attached to this Seller Disclosure Schedule a financial statement reflecting past results and current financial condition of the Bank.

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Schedule 3.2

BUYER DISCLOSURE SCHEDULE

None.

EXHIBIT A

TRADEMARK ASSIGNMENT AGREEMENT

This Trademark Assignment Agreement (“Agreement”), is entered into and effective as of this              day of                     , 2005 (“Effective Date”), by and between KANSAS CITY LIFE INSURANCE COMPANY, a Missouri corporation (“Assignor”), and BROOKE CORPORATION, a Kansas corporation (“Assignee”).

WITNESSETH:

WHEREAS, Assignor may own certain common law and/or pending or registered trademarks for the name “Generations Bank” as specifically set forth on Annex A attached hereto (the “Trademarks”); and

WHEREAS, Assignee desires to acquire such Trademarks from Assignor, and Assignor desires to assign, transfer and convey the Trademarks to Assignee, to the extent such Trademarks are actually owned by Assignor;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

Assignor has assigned, transferred and conveyed and does hereby assign, transfer and convey unto Assignee, and its successors, assigns and legal representatives, all right, title and interest in and to the Trademarks together with that part of the goodwill of the business connected with the use of and symbolized by the Trademarks, and all claims for damages by reason of past infringement of the Trademark with the right to sue for and collect damages.

Assignor makes no warranty, express or implied, with respect to the Trademarks, including without limitation any warranty of sole and exclusive rights in the Trademarks, or any actual rights in the Trademarks.

IN WITNESS WHEREOF, each party has executed this agreement by its duly authorized representative as of the Effective Date.

ASSIGNOR	ASSIGNEE

KANSAS CITY LIFE INSURANCE COMPANY, a Missouri corporation	BROOKE CORPORATION, a Kansas corporation

By:	By:
Name:	Name:
Its:	Its:

ANNEX A

TRADEMARKS

Mark	U.S. Ser. No. or U.S. Reg. No.	Filing Date or Reg. Date
GENERATIONS BANK

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EXHIBIT B

TRADEMARK LICENSE AGREEMENT

This Trademark License Agreement (“License Agreement”), is entered into and effective as of this              day of                     , 2006 (“Effective Date”), by and between KANSAS CITY LIFE INSURANCE COMPANY, a Missouri corporation (“Licensor”), and BROOKE CORPORATION, a Kansas corporation (“Licensee”).

WITNESSETH:

WHEREAS, Licensor may own a certain common law and/or pending or registered trademark specifically set forth on Annex A attached hereto (the “Trademark”); and

WHEREAS, Licensee desires to acquire the use of such Trademark from Licensor, and Licensor desires, without any warranty of ownership or right of use, to grant to Licensee a limited, non-exclusive, non-transferable, non-sublicensable (other than to Generations Bank), royalty free right to use the Trademark to Licensee, to the extent, if any, that such Trademark are actually owned by Licensor;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

Licensor has granted and does hereby grant unto Licensee, and its successors, assigns and legal representatives, a limited, non-exclusive, non-transferable, non-sublicensable (other than to Generations Bank), royalty free right to use the Trademark.

Licensor makes absolutely no warranty, express or implied, with respect to the Trademark, including without limitation any warranty of sole and exclusive rights in the Trademark, or any actual rights in the Trademark.

IN WITNESS WHEREOF, each party has executed this License Agreement by its duly authorized representative as of the Effective Date.

[Signature Page to Follow]

LICENSOR

KANSAS CITY LIFE INSURANCE COMPANY, a Missouri corporation

By:

Name:

Its:

LICENSEE

BROOKE CORPORATION, a Kansas corporation

By:

Name:

Its:

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ANNEX A

TRADEMARKS

Mark	U.S. Ser. No. or U.S. Reg. No.	Filing Date or Reg. Date
LEGACY ACCOUNT	N/A	N/A

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EXHIBIT C

LEASE AGREEMENT

Agreement of lease, made                     , between KANSAS CITY LIFE INSURANCE COMPANY, of 3520 Broadway, Kansas City, Jackson County, Missouri, referred to as the “lessor,” and GENERATIONS BANK, of 3520 Broadway, Kansas City, Jackson County, Missouri, referred to as the “lessee”.

SECTION ONE

DESCRIPTION OF PREMISES; PURPOSE; TERM

The lessor leases to the lessee space in the lobby of the building located at 3520 Broadway, Kansas City, Jackson County, Missouri, consisting of 2,460 square feet; the space to be used exclusively for the purpose of banking. The lessee shall also have access and use of the vault, teller windows and all common areas within the building and parking areas outside the building.

SECTION TWO

TERM

The term of this lease shall be for three (3) months, beginning                      and ending                     , subject to the lessee’s option to terminate at any time with 30 days advance notice.

Notwithstanding any other provisions contained in this lease, in the event (a) Lessee or its successors or assignees shall become insolvent or bankrupt, or if it or their interests under this Lease shall be levied upon or sold under execution or other legal process, or (b) the depository institution then operating on the Premises is closed, or is taken over by any depository institution supervisory authority (“Authority”), lessor may, in either such event, terminate this Lease only with the concurrence of any Receiver or Liquidator appointed by such Authority; provided, that in the event this Lease is terminated by the Receiver or Liquidator, the maximum claim of lessor for rent, damages, or indemnity for injury resulting from the termination, rejection, or abandonment of the unexpired Lease shall by law in no event be in an amount equal to all accrued and unpaid rent to the date of termination.

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SECTION THREE

PAYMENT OF RENT

Lessee shall pay lessor rent at the rate of $3,280.00 each month for the term of the lease, due in advance beginning on the date of this Lease Agreement and continuing on each subsequent month through the term of the lease.

SECTION FOUR

LESSEE’S COVENANTS

The lessee covenants with the lessor as follows;

(a). To Pay Rent. To pay the rent at the time and in the manner set forth above in Section Three.

(b). Improper Use. Not to make or suffer any unlawful, improper, or offensive use of the premises, nor any use of the premises other than the business purpose specified in Section One.

(c). Not to Increase Insurance Rate. Not to suffer to be carried upon premises any trade or business, or anything to be done on the premises, which would increase the rate of premiums for insurance upon the building or its contents.

(d). Water or Other Damage to Property. The lessor shall not be liable for any damage or injury by water or otherwise to any merchandise or property upon the premises.

(e). To Permit Lessor to Enter. To permit lessor at all seasonable times to enter upon and examine the premises and make such repairs as it may think necessary for the protection of the premises.

(f). Not to Assign or Sublet. Not to assign this lease or sublet the whole or any part of the premises without the consent in writing of the lessor.

(g). To Yield Up in Good Repair. At the end of the term peaceably to deliver up to the lessor the demised premises, with all future erections or additions upon or to the same, in good repair, and vacant and unencumbered, and in good and tenantable order and condition.

(h). To Abide by Lessor’s Security Restrictions. Lessee agrees to operate within the security restrictions and access limitations established by lessor for the employees, customers and visitors of the lessee, which shall be consistent with those restrictions and limitations in effect immediately prior to the effective date of this Lease Agreement.

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SECTION FIVE

LESSOR’S COVENANTS

The lessor covenants with the lessee as follows:

(a). Quiet Enjoyment. The lessee shall peaceably hold and enjoy the demised premises without hindrance on the part of the lessor.

(b). Heat and Elevator. During business hours, except in case of unavoidable accident, the premises shall be kept adequately heated and the elevator shall be kept running.

(c). Adequate Security and Insurance. The lessor shall maintain adequate security and insurance for the common areas, parking areas, vault and teller facilities. The lessee must notify the lessor in writing of any deficiencies and the lessor shall have sixty (60) days to respond to lessee.

SECTION SIX

RE-ENTRY

In case of a breach of any of the lessee’s covenants set forth above, or in case the estate created by the lease shall be taken from the lessee by process of law or by proceedings in bankruptcy or insolvency or otherwise, the lessor may, while the default shall continue, or at any time after such taking, and notwithstanding any license or waiver of any prior breach of condition, without notice or demand, enter upon the premises and by such act terminate this lease, and may then expel and remove, forcibly, if necessary, the lessee and its effects, as allowed by law.

SECTION SEVEN

INDEMNIFICATION

!n case of a termination of this lease by a reentry as provided above, the lessee shall indemnify the lessor for all loss or damage which it may suffer during the residue of the term by reason of such termination, whether through loss or decrease of rent or otherwise

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SECTION EIGHT

ABATEMENT OF RENT

If the buildings on the premises or any part of them at any time during the term are damaged by fire or other unavoidable casualty so as to be unfit for use and occupation, and if additionally, in case of loss or damage by fire, the policy or policies of insurance effected by the lessor have not been vitiated or payment of the insurance moneys refused in consequence of some act or default of the lessee, then the rent under this lease or a just and proportionate part of the rent, according to the nature and extent of the damage sustained, shall be abated until the premises have been duly repaired and restored by the lessor, or, in case the buildings are substantially destroyed, then at the election of the lessor or of the lessee this lease shall be terminated.

SECTION NINE

TERMINATION OF EARLIER LEASE

This Lease Agreement supersedes any and all lease agreements previously entered into by lessor and lessee. By executing this Lease Agreement, both the lessor and lessee agree that the lease agreement dated July 3, 2000 shall be immediately terminated.

SECTION TEN

INTERPRETATION; BINDING EFFECT

In the interpretation of this lease, whenever the context so permits, the words “lessor” and “lessee” shall include the parties’ respective executors, administrators, heirs and assigns. The covenants and stipulations of this lease shall be binding upon and inure to the benefit of such persons included under such definitions of the words “lessor” and “lessee.”

In witness, each party to this agreement has caused it to be executed at Kansas City, Missouri on the date indicated below.

Generations Bank	Kansas City Life Insurance Company

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

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